Exhibit 10.1

Generac Holdings Inc.

2010 Amended & Restated Equity Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the “Award Agreement”) is made effective as of the _____ day of _________ (the “Date of Grant”), between Generac Holdings Inc., a Delaware corporation (the “Company”), and _______________ (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Generac Holdings Inc. Amended & Restated 2010 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of _____ Shares.  The Option is intended to be a Non-Qualified Stock Option.

2. Option Price.  The purchase price of the Shares subject to the Option shall be $_____ per Share (the “Option Price”).

3. Option Term.  The term of the Option shall be ten (10) years, commencing on the Date of Grant, unless terminated at an earlier time pursuant to Section 6 (the “Option Term”).  The Option shall automatically terminate upon the expiration of the Option Term, or at such earlier time specified herein or in the Plan.

4. Vesting of the Option.  Subject to the Participant’s continued service to the Company through the applicable vesting date, the Option shall vest in equal installments on each of the first four (4) anniversaries of the Date of Grant, such that twenty-five percent (25%) of the Option vests on each such anniversary.  At any time, the portion of the Option which has become vested in accordance with the terms hereof shall be called the “Vested Portion”.

5. Acceleration of Vesting Upon Termination following a Change of Control.  Notwithstanding Section 4 hereof, if within the one (1) year period following a Change of Control, the Participant’s service is terminated by the Company or any Affiliate without Cause, the Option shall immediately vest as of the date of such termination of service.

6. Termination of Service.

(a) Termination of Service for Cause.  Upon a termination of the Participant’s service by the Company for Cause, the Option, including the Vested Portion, shall immediately terminate and be forfeited without consideration.

(b) Termination of Service Without Cause.  Upon a termination of the Participant’s service by the Company without Cause (except as set forth in Section 5 and Section 6(e)), any unvested portion of the Option shall continue to vest during the period beginning on the date of such termination of service and ending on the earlier of (i) one year following such termination of service and (ii) the expiration of the Option Term, and any portion so vested shall remain exercisable until the earlier of (i) ninety days following the end of such one year period and (ii) the expiration of the Option Term.  Any Vested Portion as of the date of a termination of service contemplated by this Section 6(b) shall remain exercisable until the earlier of (i) ninety days following such termination of service and (ii) the expiration of the Option Term.

(c) Termination of Service for Normal Retirement.  Upon a termination of the Participant’s service by reason of Normal Retirement, any unvested portion of the Option shall continue to vest during the period beginning on the date of such termination of service and ending on the earlier of (i) two years following such termination of service and (ii) the expiration of the Option Term, and any portion so vested shall remain exercisable until the earlier of (i) ninety days following the end of such two year period and (ii) the expiration of the Option Term.  Any Vested Portion as of the date of a termination of service contemplated by this Section 6(c) shall remain exercisable until the earlier of (i) one year following such termination of service and (ii) the expiration of the Option Term.

(d) Termination of Service for death or Disability.  Upon a termination of the Participant’s service by reason of death or Disability, any unvested portion of the Option shall immediately terminate and be forfeited without consideration.  Any Vested Portion as of the date of a termination of service contemplated by this Section 6(d) shall remain exercisable until the earlier of (i) one year following such termination of service and (ii) the expiration of the Option Term.

(e) Termination of Service following a Change of Control.  Upon a termination of the Participant’s service pursuant to Section 5 above, the Option shall remain exercisable until the earlier of (i) one year following such termination of service and (ii) the expiration of the Option Term.

(f) Other Terminations of Service.  Upon a termination of the Participant’s service for any reason, other than as contemplated by Sections 6(a), 6(b), 6(c), 6(d) and 6(e) above, any unvested portion of the Option shall immediately terminate and be forfeited without consideration.  Any Vested Portion as of the date of a termination of service contemplated by this Section 6(f) shall remain exercisable until the earlier of (i) ninety days following such termination of service and (ii) the expiration of the Option Term.

7. Exercise Procedures.

(a) Notice of Exercise.  Except as set forth in Section 6, the Participant or the Participant’s representative may exercise the Vested Portion or any part thereof prior to the expiration of the Option Term by giving written notice to the Company in the form attached hereto as Exhibit A (the “Notice of Exercise”).  The Notice of Exercise shall be signed by the person exercising such Option.  In the event that such Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of such representative’s right to exercise such Option.  In the event the Option is being exercised following the termination of the Participant’s service, exercise shall be subject to the Participant’s execution on or after the termination date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors substantially in the form attached hereto as Exhibit B.

(b) Method of Exercise.  The Participant or the Participant’s representative shall deliver to the Company, at the time the Notice of Exercise is given, payment in a form permissible under Section 6.5 of the Plan for the full amount of the aggregate Option Price for the exercised Option.

(c) Issuance of Shares.  Provided the Company receives a properly completed and executed Notice of Exercise, payment for the full amount of the aggregate Option Price, and, if applicable, an effective release and waiver of all claims as required by this Section 7, the Company shall promptly cause to be issued certificates for the Shares underlying the exercised Option, registered in the name of the Person exercising the applicable Option.

8. Restrictive Covenant Agreement.  The Participant and the Company have previously entered into a restrictive covenant agreement.  Participant hereby reaffirms his obligations under such restrictive covenant agreement and nothing contained in this Award Agreement shall cancel, change or modify Participant’s obligations thereunder.

9. Non-Disparagement.  The Participant, while providing services to the Company and thereafter, shall not make any oral or written communication to any Person that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Participant from disclosing any information to Participant’s attorney or in response to a lawful subpoena or court order requiring disclosure of information.

10. Adjustment of Shares.  In the event of any corporate event or transaction (as described in Section 12.1 of the Plan), the terms of this Award Agreement (including, without limitation, the number and kind of Shares subject to this Agreement and the Option Price) may be adjusted as set forth in Section 12.1 of the Plan.

11. Definitions.

“Cause” shall mean, (i) a material breach by the Participant of any of the Participant’s obligations under any written agreement with the Company or any of its Affiliates, (ii) a material violation by the Participant of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to similarly situated employees, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) the Participant’s fraud or misappropriation of funds; or (vi) the commission by the Participant of a felony or other serious crime involving moral turpitude.  Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company or any Affiliate at the time of his or her termination of employment and such employment agreement contains a different definition of “cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Agreement.

“Disability” shall mean the failure or inability of the Participant to perform duties with the Company or any Affiliate for a period of at least 180 consecutive days (or 180 days during any twelve (12) month period) by reason of any physical or mental condition, as determined reasonably and in good faith by the Committee; provided, that, if the Company’s long term disability plan contains a definition of “disability,” the definition in such plan will control for purposes of this Agreement.

“Normal Retirement” shall mean a voluntary termination of employment or service as a Director by a Participant who has attained at least sixty-five (65) years of age and has at least twenty (20) years of service to the Company or any of its Affiliates.

12. No Right to Continued Service.  The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the service of such Participant.

13. Securities Laws/Legend on Certificates.  The issuance and delivery of Shares shall comply (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.  The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares under the Plan or Awards, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon.  If the Company deems it necessary to ensure that the issuance of Shares under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

14. Transferability.  Unless otherwise provided by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.  During the Participant’s lifetime, the Option is exercisable only by the Participant.

15. Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or transfer and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

16. Notices.  Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

17. Entire Agreement.  This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

18. Waiver.  No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

19. Successors and Assigns.  The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

20. Choice of Law.  This Award Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

21. Option Subject to Plan.  By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

22. No Guarantees Regarding Tax Treatment.  The Participant (or their beneficiaries) shall be responsible for all taxes with respect to the Option.  The Committee and the Company make no guarantees regarding the tax treatment of the Option.  Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any Affiliate, or any of their employees or representatives shall have any liability to the Participant with respect thereto.

23. Amendment.  The Committee may amend or alter this Award Agreement and the Option granted hereunder at any time, subject to the terms of the Plan.

24. Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

25. Signature in Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*                      *                      *

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

GENERAC HOLDINGS INC.

By:

Agreed and acknowledged as of the date first above written:

PARTICIPANT

SIGNATURE PAGE TO
AWARD AGREEMENT

EXHIBIT A

NOTICE OF EXERCISE

Generac Holdings Inc.
S45 W29290 Hwy. 59
Waukesha, Wisconsin 53187
Attn:____________________                                                                           Date of Exercise: _________________

Ladies & Gentlemen:

1.           Exercise of Option.  This constitutes notice to Generac Holdings, Inc. (the “Company”) that pursuant to my Nonqualified Stock Option Award Agreement (the “Award Agreement”) under the Company’s 2010 Amended & Restated Equity Incentive Plan (the “Plan”) I elect to purchase the number of Shares of Company common stock set forth below and for the price set forth below.  By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the stock option (the “Option”) exercised by this notice and have full power and authority to exercise the same.

Date of Grant:                                                      ______________________________________

Number of Shares as to
which the Option is exercised
(“Optioned Shares”):                                         ______________________________________

Certificates to be issued in
name of:                                                                _____________________________________

Total exercise price:                                         $_____________________________________

Cash Exercise
Cash payment delivered
herewith:                                                           $_____________________________________

2.           Form of Payment.  Forms of payment other than cash or its equivalent (e.g. by cashier’s check) are limited by the Plan and are permissible only to the extent approved by the compensation committee of the Board of Directors of the Company (the “Committee”) or any committee designated thereby, in its sole discretion.

3.           Delivery of Payment.  With this notice, I hereby deliver to the Company the full purchase price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option.

4.           Rights as Stockholder.  While the Company will endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the shares underlying the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my option(s).  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the optioned stock.

5.           Interpretation.  Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee, which shall review such dispute at its next regular meeting.  The resolution of such a dispute by such administrator of the Plan shall be final and binding on all parties.

6.           Governing Law; Severability.  This notice is governed by the internal substantive laws but not the choice of law rules, of Delaware.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this notice will continue in full force and effect without said provision.

7.           Entire Agreement.  The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours,
______________________________________
______________________________________(social security number)

EXHIBIT B

FORM OF RELEASE

           A release is required as a condition for receiving the benefits provided pursuant to the Nonqualified Stock Option Award Agreement between GENERAC HOLDINGS INC. (the “Company”) and ____________  (“Participant”) dated _____ (the “Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in any written agreement between you and the Company.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company.  It is also acknowledged that your termination is not in any way related to any work-related injury.

It also is understood and agreed that the remedy at law for breach of the Award Agreement, any restrictive covenant agreements between you and the Company, and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Award Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release.  At your option, you may elect to execute this Release on an earlier date.  Additionally, you have seven days after the date you execute this Release to revoke it.  As a result, this Release will not be effective until eight days after you execute it.  We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

•	You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

•	You understand and agree that the compensation and benefits described in the Award Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein.  Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date: